Filed Pursuant to Rule 433
Registration Statement No. 333-284340
Relating to the Preliminary Prospectus Supplement
Dated June 8, 2026
(To Prospectus dated January 17, 2025)

Jackson Financial Inc.

$750,000,000 6.150% Senior Notes due 2037

Pricing Term Sheet

June 8, 2026

Issuer:	Jackson Financial Inc.
Security Title:	6.150% Senior Notes due 2037 (the “2037 Notes”)
Expected Ratings (Moody’s/S&P/Fitch):	Baa3 (Stable)/BBB (Stable)/BBB (Stable)**
Ranking:	Senior Unsecured
Pricing Date:	June 8, 2026
Settlement Date*:	June 15, 2026 (T+5)
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
BNP Paribas Securities Corp.
J.P. Morgan Securities LLC
SG Americas Securities, LLC

Co-Managers:	BofA Securities, Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Academy Securities, Inc.

Principal Amount:	$750,000,000
Maturity Date:	January 15, 2037

Underwriting Discount:	0.65%
Net Proceeds (after Underwriting Discount and before Expenses) to the Issuer:	$743,850,000
Coupon:	6.150%
Interest Payment Dates:	Semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2026 (short first interest period)
Benchmark Treasury:	4.375% due May 15, 2036
Benchmark Treasury Price / Yield:	98-20 / 4.548%
Spread to Benchmark Treasury:	162.5 bps
Reoffer Yield:	6.173%
Offering Price:	99.830% of principal amount plus accrued interest, if any, from June 15, 2026
Optional Redemption:	Prior to October 15, 2036 (the “Par Call Date”), the 2037 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2037 Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the rate of T +25 bps, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2037 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the Par Call Date, the 2037 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2037 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.
CUSIP/ISIN:	46817MAV9 / US46817MAV90

*Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery thereafter will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

** The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P Global Ratings or Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; BNP Paribas Securities Corp. toll-free at 1-800-854-5674; J.P. Morgan Securities LLC collect at 1-212-834-4533; and SG Americas Securities, LLC toll-free at 1-855-881-2108.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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